Delisting Determination, The Nasdaq Stock Market, LLC, August 5, 2025 LogicMark, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the common stock of LogicMark, Inc.
effective at the opening of the trading session on August 18, 2025. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2).
The Company was notified of the Staff determination on March 20, 2025.
On March 21, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On April 29, 2025, the hearing was
held. On May 2, 2025 Staff issued an Additional Staff Delist Determination letter because the Company was in violation of Listing Rule 5100.
On May 28, 2025 the Panel reached a decision and a Decision letter was issued on May 29, 2025.
On May 29, 2025, the Panel decision informed the Company that its common stock would be suspended from the Exchange.
The Company common stock was suspended on June 2, 2025.
The Staff determination to delist the Company common stock became final on July 14, 2025.